Exhibit 99

Press Release:

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Colleen Scott	James R. Reske
Vice President of Marketing	Chief Financial Officer
Home Savings	United Community Financial Corp.
(330) 742-0638	(330) 742-0592
cscott@homesavings.com	jreske@ucfconline.com

United Community Financial Corp. and The Home Savings and Loan Company

announce the termination of Home Savings’ Memorandum of Understanding

Youngstown, Ohio (December 4, 2013) – United Community Financial Corp. (“United Community”) (Nasdaq: UCFC), the holding company of The Home Savings and Loan Company (“Home Savings”), announced today that the Federal Deposit Insurance Corporation and the Ohio Division of Financial Institutions have terminated Home Savings’ Memorandum of Understanding (“MOU”), which was issued by Home Savings’ regulators on January 31, 2013.

Patrick W. Bevack, President and CEO of United Community and Home Savings said, “We are very pleased that Home Savings’ regulators have terminated the MOU. We have worked extremely hard over the past five years to strengthen Home Savings and restore United Community back to profitability, and our efforts have paid off. Now we will focus those efforts on growing the Company and pursuing our strategic goals.”

Home Savings is a wholly-owned subsidiary of United Community and operates 33 full-service banking offices and nine loan production offices located throughout Ohio and western Pennsylvania. Additional information on United Community and Home Savings may be found on United Community’s web site: www.ucfconline.com.

###

When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in United Community’s market area, changes in regulations and policies by regulatory agencies, fluctuations in interest rates, demand for loans in United Community’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community’s financial performance and could cause United Community’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

United Community does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events unless required by law.